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                                                                     Exhibit 4.2

                              ENDOREX CORPORATION

                           AMENDMENT AND SUPPLEMENT
                           TO SUBSCRIPTION AGREEMENT
                             DATED MARCH 22, 2000

This Amendment and Supplement (this "Supplement") amends and supplements the Subscription Agreement to be entered into by and among Endorex Corporation (the "Company") and Subscribers in the Offering. The information contained in this Supplement should be considered together with the more detailed information included in the Subscription Agreement and exhibits thereto, as supplemented and amended hereby. Capitalized terms used, but not defined, in this Supplement shall have the meanings given to them in the Subscription Agreement unless the context otherwise requires.

The second recital of the Subscription Agreement is hereby replaced in its entirety to provide as follows:

     WHEREAS, the Company desires to sell to the Subscriber and the Subscriber desires to purchase from the Company the number of Units set forth beside such Subscriber's name on the signature page hereto. Each "Unit" shall consist of (i) a number of shares of common stock of the Company (rounded to the nearest whole share, with one-half (0.5) of one share, or greater fraction thereof, being rounded upward), par value $.001 per share (the "Common Stock"), determined by dividing one hundred thousand dollars ($100,000) by the lowest of (a) eighty-five percent (85%) of the average closing price of the Common Stock, as quoted on the American Stock Exchange, for the five (5) consecutive trading days immediately preceding the date on which the Company executes this Agreement (the "Pricing Date"), (b) ninety percent (90%) of the closing price of the Common Stock on the date immediately preceding the Pricing Date, as quoted on the American Stock Exchange, and (c) $5.00 (the lowest of such prices being referred to herein as the "Common Stock Price"); provided, however, that the Company shall not be obligated to execute this Agreement or sell the Units if the Common Stock Price, were this Agreement to be executed by the Company, would be below $3.25 and (ii) a warrant (collectively, the "Warrants"), substantially in the form attached hereto as Exhibit A, to purchase a number of shares of Common Stock equal to twenty five percent (25%) of the shares of Common Stock included in such Unit, such warrants to be exercisable, in whole or in part (but not for less than 5,000 shares of Common Stock, unless the number of shares underlying such Warrant is less than 5,000, in which case the Warrant shall be exercisable for such lesser number), at any time prior to the fifth anniversary of the date of issuance at an exercise price equal to one hundred twenty five percents (125%) of the Common Stock Price (the Common Stock, the Warrants, and the Common Stock issuable upon the exercise of the Warrants are sometimes herein collectively referred to as the "Securities").

                                   Agreed and Accepted:


                                   By: ________________________________
                                   Name:
                                   Title: